TIBCO SOFTWARE INC.
TODD BRADLEY
EMPLOYMENT AGREEMENT
This Agreement is effective as of June 19, 2014 by and between TIBCO Software Inc. (the “Company”) and Todd Bradley (“Executive”).
1.Duties and Scope of Employment.
a)Positions and Duties. At the Effective Date, Executive serve as President of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s Chief Executive Officer. It is the Company’s current intention that Executive will have reponsibilities for the sales, marketing and professional services functions of the Company. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”
b)Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Company’s Board of Directors (the “Board”) (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Company. The current for profit board on which Executive serves is set forth on Exhibit A and approved.
2.At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment. Upon the termination of Executive’s employment with the Company for any reason, Executive will be entitled to payment of all accrued but unpaid compensation, vacation, expense reimbursements, bonus (if earned but unpaid) for any completed fiscal year and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements. Executive agrees to resign from all positions that he holds with the Company immediately following the termination of his employment if the Board so requests.
3.Term of Agreement. This Agreement shall have a term of three years (the “Initial Term”) commencing on June 19, 2014 (the “Effective Date”). Effective on the expiration of the Initial Term and of each Additional Term (as hereinafter defined), this Agreement shall automatically renew for a period of one (1) year (each, an “Additional Term”), in each case, commencing on the expiration of the Initial Term or the then-current Additional Term, as the case may be, unless any party provides written notice of non-renewal to the other party at least sixty (60) calendar days prior to the expiration of the Initial Term or such Additional Term, or unless earlier terminated by either party pursuant to the terms of this Agreement, including with our without Cause, for Good Reason, Disability and/or death. An election by the Company not to renew this Agreement for an Additional Term will not be deemed a termination of Executive’s employment without Cause and, accordingly, Executive will not be eligible for severance benefits under Section 7, except, in that case, Executive will receive accelerated vesting of equity described in Section 7 as if the termination of employment was without Cause and all shares subject to the Initial Equity Award will vest, in each case, subject to Section 9, and the other provisions of this Agreement. An election by Executive not to renew this Agreement for an Additional Term will be deemed a resignation without Good Reason and, accordingly, Executive will not be eligible for severance benefits under Section 7.
4.Compensation.
a)    Base Salary. During fiscal year 2014, the Company will pay Executive an annual salary of $700,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s salary will be subject to review, and adjustments will be made based upon the Company’s standard practices.
b)    Annual Bonus. Executive’s annual target bonus, including Executive’s 2014 fiscal year target bonus, will be 100% of Base Salary (“Target Bonus”). Executive’s annual bonus will be payable upon achievement of performance goals established by the Compensation Committee of the Board (the “Committee”). Executive will have the opportunity to discuss the nature of such achievement or performance goals with the Committee prior to such goals being established. The actual bonus paid may be higher or lower than the Target Bonus for over- or under-achievement of Executive’s performance goals, as determined by the Committee. The Committee also will take into account changes to the size or capabilities of the Company in determining actual bonus amounts. Bonuses, if any, will accrue and become payable in accordance with the Committee’s standard practices (including, without limitation, any claw back or recoupment policy that the Company may adopt in the future, which policy generally applies to all senior executives of the Company) for paying executive incentive compensation, provided however that any bonus payable under this Section 4(b) will be paid by the later of (i) two-and-one-half months after the end of the Company’s fiscal year to which it relates or (ii) two-and-one-half months after the end of the Executive’s taxable year in which the bonus becomes payable. Executive’s bonus for the fiscal year ending November 30, 2014 shall not be less than a pro rata portion of the Target Bonus based on his period of employment during fiscal 2014, subject to the terms and conditions and payment timing provisions set forth in the Company’s bonus plan for executive officers.
c)    Equity Compensation. Executive will receive a grant of restricted stock covering 400,000 shares of Company common stock (the “Initial Equity Award”). The Initial Equity Award will vest as follows: (i) 20% of the shares subject to the Initial Equity Award will vest on December 15, 2014 (the “Initial Award First Vesting Date”); and (ii) 20% of the shares subject to the Initial Equity Award will vest on each anniversary of the Initial Award First Vesting Date thereafter, in each case, subject to Executive’s continued service to the Company through each vesting date or as otherwise provided herein. Notwithstanding anything herein to the contrary, Executive agrees that he will not sell, pledge, hypothecate or otherwise transfer or dispose of any shares subject to the Initial Equity Award (other than shares withheld or sold to satisfy required tax withholding obligations) prior to the 2nd anniversary of the Effective Date (the “Initial Award Share Restriction”). The Initial Award Share Restriction shall lapse on the 2nd anniversary of the Effective Date or as otherwise provided herein.
The Executive will be eligible for equity awards in future fiscal years which may be based on achievement of applicable performance conditions at the maximum level specified and satisfaction of applicable time-based vesting conditions. Any future equity awards shall be in the sole discretion of the Committee. The awards will be subject to the Company’s then standard terms and conditions for grants and may also be subject to performance based vesting, all as determined by the Committee in its discretion. The Executive will have the opportunity to discuss the nature of any applicable performance goals with the Committee prior to such performance goals being established. The tax withholding obligations related to the vesting of the Initial Equity Award will be satisfied by the Company withholding otherwise issuable shares having a fair market value equal to the minimum statutory amount required to be withheld, in accordance with the Company’s then-current tax withholding practice for executive officers generally.
Notwithstanding anything in this Section 4(c) to the contrary, the Company’s ability to grant equity awards, other than the Initial Equity Award, under Company stock plans is subject to stockholder approval of reservation of the requisite number of shares.
d)    Relocation. Given that the Company’s headquarters and Executive’s principal work location will be in Palo Alto, the Company will provide Executive with a monthly stipend of $6,250, subject to Executive’s rental or non-primary residence acquisition of housing in the Palo Alto area and continued maintenance of such rental housing or acquired housing in the Palo Alto area.
5.    Employee Benefits. During the Employment Term, Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, and arrangements that are applicable to other senior executives of the Company, as such plans, policies, and arrangements may exist from time to time.
6.    Expenses. The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. Any such reimbursements shall be made or provided in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including but not limited to, the following provisions: (i) the amount of any expense reimbursement or in-kind benefit provided during a taxable year shall not affect any expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of the eligible expense shall be made no later than the last day of the Executive’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment.

In addition, the Company will reimburse Executive for any amount he is required to pay as a result of application to him in an individual capacity of the filing and fee payment requirements of Section 7(A)(a) of the Clayton Act, as amended, in conjunction with certain requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended or any similar non-U.S. law (such amounts, including penalties or interest thereon, the “HSR Fees”). Such reimbursement shall include payment of such additional amount (including on an iterative basis) intended to fully gross him up for all taxes of any nature that he might be required to pay as a result of the Company’s payment of any HSR Fee amount and any additional gross-up amount(s). For purposes of calculating these amounts, all taxes will be assumed to apply to Executive at the highest marginal rate. Payments required under this paragraph shall be made no later than March 15th of the year following the year in which Executive is required to remit a HSR Fee.
7.    Severance.
a)    Termination Without Cause or Resignation for Good Reason other than in connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is not in Connection with a Change of Control, then, subject to Section 9, Executive will receive: (i) continued payment of Base Salary for a period of 12 months paid, less applicable withholdings, in installments over the Continuance Period (as defined in Section 10 below) with the first payment to commence on the Company’s first payroll date after Release Deadline (and include any severance payments that otherwise would have been paid to Executive within the sixty (60) days following Executive’s termination date), with any remaining payments paid in accordance with the Company’s normal payroll practices for the remainder of the Continuance Period following Executive’s termination of employment (subject to any delay as may be required by Section 11), (ii) a lump-sum payment, paid at the time fiscal year bonuses are paid to other executives (but in no event later than March 15 of the year following the year in which Executive’s termination of employment occurs), equal to 1.0 times Executive’s actual bonus for the fiscal year immediately preceding the fiscal year in which the termination occurs, (iii) reimbursement for premiums paid to continue coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans (as defined in Section 10 below) for the Continuance Period (as defined in Section 10 below), or, if earlier, until Executive is eligible for similar benefits from another employer (provided Executive validly elects to continue coverage under applicable law), (iv) except to such greater extent as may be set forth in the applicable award agreement, 12 months’ accelerated vesting of equity awards then held by the Executive; provided, however, if the Initial Award First Vesting Date has not occurred, then any acceleration under this Clause (iv) shall cover vesting through December 15, 2015 (performance conditions applicable to performance-based equity awards that might under the award terms have been satisfied in such 12-month period shall remain in place unless the Board, in its sole discretion, waives such condition and accelerates such vesting effective as of the termination date) whether granted prior to, on or after the Effective Date, and (v) the Initial Award Share Restriction shall lapse. In addition, Executive will have 12 months to exercise any stock options and/or stock appreciation rights that have the accelerated vesting described in the preceding sentence. In no case, however, shall any equity award be exercisable after the expiration of its term.

b)    Termination Without Cause or Resignation for Good Reason in connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is in Connection with a Change of Control, then, subject to Section 9, Executive will receive: (i) continued payment of Base Salary for a period of 24 months paid, less applicable withholdings, in installments over the Continuance Period with the first payment to commence on the Company’s first payroll date after Release Deadline (and include any severance payments that otherwise would have been paid to Executive within the sixty (60) days following Executive’s termination date), with any remaining payments paid in accordance with the Company’s normal payroll practices for the remainder of the Continuance Period following Executive’s termination of employment (subject to any delay as may be required by Section 11), (ii) a lump-sum payment, paid no later than March 15 of the year following the year in which Executive’s termination of employment occurs, equal to twice the average of Executive’s actual bonuses for the two fiscal years immediately preceding the fiscal year in which the Change of Control occurs, (iii) reimbursement for premiums paid to continue coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans for the Continuance Period, or, if earlier, until Executive is eligible for similar benefits from another employer (provided Executive validly elects to continue coverage under applicable law), (iv) except to such greater extent (with respect to performance vesting awards) as may be reflected in the applicable award agreement, 100% vesting of all equity awards then held by Executive, whether granted prior to, on or after the Effective Date, and (v) the Initial Award Share Restriction shall lapse. In addition, Executive will have 24 months to exercise stock options and/or stock appreciation rights that have the accelerated vesting described in the preceding sentence. In no case, however, shall any equity award be exercisable after the expiration of its term.
c)    Voluntary Termination without Good Reason; Termination for Cause. If Executive’s employment with the Company terminates voluntarily by Executive without Good Reason or is terminated for Cause by the Company, then (i) all further vesting of Executive’s outstanding equity awards will terminate immediately, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will not be entitled to any severance but Executive will be paid all amounts as provided in Section 2 above.
d)    Termination due to Death or Disability. If Executive’s employment terminates by reason of death or Disability, then (i) Executive will be entitled to receive benefits only in accordance with the Company’s then applicable plans, policies, and arrangements; and (ii) except as otherwise may be reflected in any applicable award agreement, Executive’s outstanding equity awards will accelerate such that he will be treated as immediately vested in and able to exercise or be distributed all award shares that would have vested and become exercisable or distributable had he remained employed for an additional twelve (12) months and had all applicable performance objectives been achieved at target level during such period and will thereafter terminate in accordance with the terms and conditions of the applicable award agreement(s); provided that (x) if the Initial Award First Vesting Date has not occurred prior to Executive’s death or Disability, then any acceleration under this Clause (ii) shall cover vesting through December 15, 2015; and (y) if distribution immediately upon such termination would result in an award’s becoming subject to early income inclusion and/or additional tax and penalties under Code Section 409A, then the award shares will become vested as provided in this Clause (ii) but shall not be distributed until the date on which vested shares would have been distributed but for this sentence.
8.    Sole Right to Severance. This Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with the termination of his employment. To the extent Executive is entitled to receive severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like (the “Other Benefits”), severance payments and benefits due to Executive under this Agreement will be first paid under this Agreement and the Other Benefits will be reduced. The Other Benefits will only be paid to the extent that they exceed those provided under this Agreement and only to the extent such reduction does not subject Executive to any early income inclusion or additional tax or penalty under Code Section 409A.
9.    Conditions to Receipt of Severance; No Duty to Mitigate.
a)    Separation Agreement and Release of Claims. The receipt of any severance or other benefits pursuant to Section 7 will be subject to Executive signing and not revoking a separation agreement and release of claims in the form attached hereto as Exhibit B (the “Release”), and provided that such Release is effective no later than sixty (60) days following the termination of employment (such deadline, the “Release Deadline”). If Executive does not execute the Release by the Release Deadline, Executive will forfeit all rights to severance payments and benefits under this Agreement. No severance or other benefits pursuant to Section 7 will be paid or provided until the Release becomes effective.
b)    Non-Competition. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 7(b), Executive agrees not to engage in Competition (as defined below) during the Continuance Period. If Executive engages in Competition within the Continuance Period, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 7(b) will cease immediately. The sole remedy the Company will have against Executive in the event of a breach of this Section 9(b) shall be that provided in the preceding sentence.
c)    Nonsolicitation. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 7, Executive agrees that, during the Continuance Period, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, (i) will not solicit, induce, or influence any person to modify his or her employment or consulting relationship with the Company (the “No-Inducement”), and (ii) not intentionally divert business away from the Company by soliciting business from any of the Company’s substantial customers and users who would otherwise have placed the solicited order with the Company (the “No Solicit”). If Executive materially breaches the No-Inducement or No Solicit, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 7 will cease immediately. The sole remedy the Company will have against Executive in the event of a breach of this Section 9(c) shall be that provided in the preceding sentence. General advertising not specifically directed at an employee, advisor, consultant or customer of the Company or serving as an employment reference for a prospective employer that is not affiliated with Executive shall not be a violation of the foregoing.
d)    No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.
10.    Definitions. The following terms referred to in this Agreement will have the following meanings:
a)    Benefit Plans. For purposes of this Agreement, “Benefit Plans” means plans, policies, or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and Executive’s eligible dependents with medical, dental, or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, financial counseling, disability, life insurance, or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive’s eligible dependents immediately prior to Executive’s termination of employment. Subject to the immediately preceding sentence, the Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by instead providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump-sum payment which is, on an after-tax basis, sufficient to provide Executive and Executive’s eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive’s eligible dependents.
b)    Cause. For purposes of this Agreement, “Cause” means (i) Executive’s act of dishonesty or fraud in connection with the performance of his responsibilities to the Company with the intention that such act result in Executive’s substantial personal enrichment, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony, (iii) Executive’s willful failure to perform his duties or responsibilities, (iv) Executive’s violation or breach of any fiduciary or contractual duty to the Company which results in material damage to the Company or its business, or (v) breach of the Initial Award Share Restriction; provided that if any of the foregoing events is capable of being cured, the Company will provide notice to Executive describing the nature of such event and Executive will thereafter have 30 days to cure such event and if such event is cured within that 30-day period, then grounds will no longer exist for terminating his employment for Cause.
c)    Change of Control. For purposes of this Agreement, “Change of Control” means (i) a sale of all or substantially all of the Company’s assets, (ii) any merger, consolidation, or other business combination transaction of the Company with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company, (iv) a contested election of members of the Board (“Directors”), as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board, or (v) a dissolution or liquidation of the Company.
d)    Competition. For purposes of this Agreement, Executive will be deemed to have engaged in “Competition” if he, without the consent of the Board, following a Change of Control and following a termination of his employment described in Section 7(b), directly or indirectly provides services relating to the enterprise application integration space (whether as an employee, consultant, agent, corporate officer, director, or otherwise) to, or participates in the financing, operation, management, or control of, Microsoft Corporation, International Business Machine Corporation, Oracle, SAP A.G., or Software A.G. (each, together with their successors and assigns, a “Restricted Company”), or any division, unit or affiliate of a Restricted Company involved in the enterprise application integration space (such a division, unit or affiliate, a “Restricted Division”). Notwithstanding the foregoing, nothing contained in this Section 10(d) or in Section 9(b) above shall prohibit Executive from being employed or engaged in a corporate function or senior management position (and holding commensurate equity interests) with a Restricted Company that is engaged in multiple lines of business, one of which includes a Restricted Division, so long as Executive does not provide to the Restricted Division services of a sort that differ significantly from the services he provides to the other divisions, units or affiliates for which he has responsibility within the overall organization.
e)    Continuance Period. For purposes of this Agreement, “Continuance Period” will mean the period of time beginning on the date of the termination of Executive’s employment and ending on the date on which Executive is no longer receiving Base Salary payments under Section 7.
f)    Disability. For purposes of this Agreement, Disability shall have the same defined meaning as in the Company’s long-term disability plan.
g)    Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s express written consent: (i) a material reduction in Executive’s position or duties (for clarity, if following a Change of Control, Executive does not directly report to the Chief Executive Officer of the surviving entity, then Executive will be deemed to have a material reduction in Executive’s position or duties under this Clause (i)), (ii) a material reduction in Executive’s Base Salary or Target Bonus other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company and which reduction reduces the base salary and/or target annual incentive by a percentage reduction that is no greater than 10%, (iii) relocation of Executive’s primary place of business for the performance of his duties to the Company to a location that is more than 30 miles from its prior location (where such relocation results in an increase in Executive’s one-way commute) or (iv) a material breach of the Agreement. Executive will not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a cure period of thirty (30) days following the date of such notice. Any resignation for Good Reason shall occur within ninety (90) days of the end of the cure period.
h)    In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment is terminated during the period beginning three months prior to a Change of Control and ending twelve months following a Change of Control.
i)    Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which Executive’s employment is terminated. The Section 409A Limit shall be zero to the extent it is not available to Executive to utilize under Section 409A (as defined below).
11.    Code Section 409A. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code and any final regulations and guidance promulgated thereunder (collectively “Section 409A”) at the time of Executive’s “separation from service” (as defined under Section 409A) that is not as a result of his death, and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), then only that portion of the Deferred Compensation Separation Benefits which does not exceed the Section 409A Limit (as defined above) may be made within the first six (6) months following Executive’s separation of service in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s separation of service will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s separation of service date. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his separation of service but prior to the six (6) month anniversary of the date thereof, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this Agreement to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt, as applicable. All references to a termination of Executive’s employment hereunder shall be deemed to occur only if there is a “separation from service” as defined under Section 409A. Each payment and benefit under this Agreement is hereby designated as a separate payment for purposes of Section 409A. Any reimbursements shall be made or provided in accordance with Section 409A, including but not limited to, the following provisions: (i) the amount of any expense reimbursement or in-kind benefit provided during a taxable year shall not affect any expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of the eligible expense shall be made no later than the last day of the Executive’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment.
12.    Insurance, Indemnification and No-Conflicting Obligations.
a)    The Company will provide Executive with Director and Officer error and omissions insurance and ERISA fiduciary insurance in accordance with the Company’s insurance practices for executive officers.
b)    Executive covenants that he will not use confidential information of his prior employer in performing his duties to the Company and there is no agreement that prevents Executive from performing his duties to the Company to the extent he does not use such confidential information or would have to use such confidential information.
c)    The parties recognize that the Executive will not need to use, and will not be using, any confidential information of his prior employer in performing his duties to the Company. Notwithstanding the foregoing, in the event that the Executive’s prior employer makes any claim against Executive to prevent him from performing his duties hereunder, to seek damages or a result of his performing his duties for the Company, or forfeits or tries to claw back any equity, severance or other amounts from Executive as a direct and necessary result of Executive’s alleged need to use (and thereby alleged violation of any noncompete or other agreement) or alleged use of confidential information of his prior employer in connection with his duties to the Company, the Company shall fully indemnify and hold Executive harmless against any claim, suits, damages or expenses (including reasonable attorneys’ fees) arising out of such action by Executive’s former employer; provided, however any indemnification under this Section 12(c) will be limited to the foregoing in connection with Executive’s actual or intended good-faith performance of his duties to the Company.
13.    Confidential Information. Executive agrees to sign that the Nondisclosure/ Assignment Agreement between Executive and the Company (the “Confidential Information Agreement”) attached hereto as Exhibit C. During the Employment Term, Executive agrees to execute any updated versions of the Company’s form of Nondisclosure/Assignment Agreement (any such updated version also referred to as the “Confidential Information Agreement”) as may be required of substantially all of the Company’s executive officers. Notwithstanding anything therein, Executive may make reasonable disclosures in good faith performance of his duties; provided that any disclosures of trade secrets shall only be to parties that are subject to a nondisclosure agreement in favor of the Company.

14.    Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. In the case of a sale of all or substantially all of the assets or business of the Company, the Company will take such actions as necessary to cause the asset purchaser to assume the rights and obligations under this Agreement. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.
15.    Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
Attn: General Counsel
TIBCO Software Inc.
3303 Hillview Avenue
Palo Alto, CA 94304
If to Executive:
at the last residential address known by the Company.
16.    Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.
17.    Arbitration.
a)    General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes, and Executive’s receipt of the compensation, pay raises, and other benefits paid to Executive by the Company, at present and in the future, the parties agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination, or wrongful termination, and any statutory claims. The parties further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.
b)    Procedure. The parties agree that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will be held in Santa Clara County, California and will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. The parties agree that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The parties agree that the arbitrator will issue a written decision on the merits. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.
c)    Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.
d)    Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, the parties agree that any party also may petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870.
e)    Administrative Relief. The parties understand that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

f)    Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences, and binding effect of this Agreement, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.
18.    Section 280G of the Code.
a)    In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 18(a)(ii), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s severance and other benefits under Section 7 will be either:
a)    delivered in full, or
b)    delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of continued employee benefits under Company Benefit Plans. In the event that the accelerated vesting of equity awards is to be cancelled, such vesting acceleration will be cancelled in a manner designed to provide Executive with the greatest economic benefit. If more than one manner of cancellation of accelerated vesting benefits yields the greatest economic benefit, accelerated vesting of equity awards will be reduced pro rata.
b)    Subject to the provisions of Section 18(f) below, all determinations required to be made under this Section 18, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a reduction in payments and benefits is required, will be made by the Company’s independent public accounting firm prior to the Change of Control (the “Accounting Firm”). If the Company’s independent public accounting firm is serving as accountant or auditor for the person or entity effecting the Change of Control, the Company shall appoint a nationally recognized independent registered public accounting firm to serve, and such firm shall be deemed to be the “Accounting Firm” for purposes of this Section 18. The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within fifteen (15) calendar days after the date of the Change of Control or the date of Executive’s termination of employment, if applicable, and any other such time or times as may be requested by the Company or Executive. The Accounting Firm will furnish Executive with an opinion stating that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of any Excise Tax or reduction in payments and benefits will be binding upon the Company and Executive.
c)    The Company and Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 18(b) above.
d)    The federal, state and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Chief Financial Officer and/or the General Counsel of the Company (on a confidential basis for the sole purpose of confirmation) true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment.
e)    The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 18(b) and 18(d) above will be borne by the Company. If such fees and expenses are initially advanced by Executive, the Company will reimburse Executive the full amount of such fees and expenses within twenty (20) days after receipt from Executive of a statement therefore and reasonable evidence of his payment thereof.
f)    If, for any reason, the Accounting Firm, as defined above, fails to act in the manner contemplated by this Section 18 within a reasonable period of time, the Executive may appoint another nationally recognized independent accounting firm with the consent of the Company (unless such consent is unreasonably withheld or delayed), to perform all of such duties of the Accounting Firm that are contemplated by this Section 18, in which event such independent accountants will thereafter be deemed to be the “Accounting Firm” for purposes of this Section 18.
19.    Legal and Tax Expenses. During the term of this Agreement, the Company will reimburse Executive up to $25,000 for reasonable expenses relating to legal, accounting and tax advice incurred by him in connection with the negotiation, execution and modification of this Agreement.
20.    Integration. This Agreement, together with the Confidential Information Agreement and Executive’s Company equity award agreements, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto. With respect to equity awards granted on or after the date hereof, the provisions of this Agreement will apply to such awards except to the extent otherwise explicitly provided in the applicable equity award agreement.
21.    Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
22.    Survival. The Confidential Information Agreement, the Company’s and Executive’s responsibilities under Sections 7, 9, 11, 12, 17 and 18 will survive the termination of this Agreement.
23.    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
24.    Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
25.    Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
26.    Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
27.    Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[signature page to follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.
COMPANY:
TIBCO SOFTWARE INC.
By:    /s/ William R. Hughes        Date: June 19, 2014
Title: Executive Vice President, General Counsel & Secretary
EXECUTIVE:
/s/ Todd Bradley            Date: June 19, 2014
Todd Bradley

[Signature Page of Todd Bradley Employment Agreement]

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